Exhibit 99.B(d)(1)(D)(iii)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

March 15, 2010

ING Investors Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

Re:          Advisory Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Directed Services LLC (“DSL”), the Adviser to ING BlackRock Inflation Protected Bond Portfolio (the “Portfolio”), agrees that DSL shall, from March 15, 2010 through and including May 1, 2011, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Portfolio shall be as follows:

	Maximum Operating Expense Ratios (as a percentage of average net assets)
Name of Fund	Adviser Class	Class I	Class S
ING BlackRock Inflation Protected Bond Portfolio	1.10%	0.50%	0.75%

ING Investments acknowledges that any fees waived or expenses reimbursed during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Directed Services LLC

		By:	/s/ Todd Modic
Todd Modic
Vice President

Your signature below acknowledges acceptance of this Agreement:

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Investors Trust